Exhibit 99
Bemis Company Reports 2015 Third Quarter Results with Strong Margin Improvement, Return on Invested Capital, and Cash Flow

HIGHLIGHTS:

•	Third quarter adjusted diluted EPS from continuing operations increased to $0.67 per share, up 9.8 percent compared to the prior third quarter.

•	Gross profit margins improved 170 basis points to 21.8 percent of net sales in the third quarter, compared to 20.1 percent in the prior third quarter.

•	U.S. Packaging segment operating profit return on sales increased to 14.5 percent, compared to 13.3 percent in the prior third quarter.

•	Global Packaging segment adjusted operating profit return on sales increased to 9.7 percent, compared to 8.6 percent in the prior third quarter.

•	Adjusted return on invested capital increased to 10.3 percent at September 30, 2015, compared to 9.6 percent at September 30, 2014.

•
Cash flow from operations for the nine months ended September 30, 2015 was $412.0 million, compared to $191.5 million in the prior year. The third quarter contributed $193.5 million of operating cash flow, compared to $121.1 million for the prior third quarter.

Neenah, Wisconsin, October 22, 2015 - Bemis Company, Inc. (NYSE:BMS) today reported third quarter 2015 diluted earnings per share from continuing operations of $0.64. Excluding the effect of restructuring and acquisition-related costs detailed in the attached schedule, “Reconciliation of Non-GAAP Earnings Per Share,” adjusted diluted earnings per share from continuing operations would have been $0.67 in 2015 and $0.61 in 2014, an increase of 9.8 percent. The net effect of currency translation decreased earnings per share in the third quarter by approximately $0.06, as compared to the prior third quarter.

“Our third quarter results demonstrate continued progress in the implementation of our long-term strategy, as we again delivered increased margins, return on invested capital, and cash from operations,” said William F. Austen, Bemis Company’s President and Chief Executive Officer.

“Currency translation has been a challenge to profits this year, decreasing earnings by approximately $0.12 per share in the first three quarters of this year versus the prior year. Our business remains strong across all regions, due to positive sales mix and operational excellence that are driving margin improvement. Disciplined management of working capital is generating strong cash flow, having already exceeded our initial full-year goals. As we move forward, we are very focused on continuing to deliver progress toward our long term financial targets.”

BUSINESS SEGMENT RESULTS

U.S. Packaging
U.S. Packaging net sales of $690.2 million for the third quarter of 2015 represented a decrease of 3.7 percent, compared to the same period of 2014, reflecting an approximate 3 percent decrease in unit volumes, primarily from the impact of the Company’s strategic pricing decisions initiated in prior periods. The remaining decrease was driven by the contractual pass through of lower raw material costs, which does not impact operating profit, partially offset by favorable sales mix.

U.S. Packaging operating profit increased to $100.0 million in the third quarter of 2015, or 14.5 percent of net sales, compared to $95.3 million, or 13.3 percent of net sales in the same period of 2014. This margin improvement primarily reflects continued operational improvements and sales mix benefits.

Global Packaging
Global Packaging net sales for the third quarter of 2015 of $328.1 million represented a decrease of 14.0 percent, compared to the third quarter of 2014. Currency translation decreased net sales by 22.1 percent, primarily driven by currencies in Latin America. Excluding the impact of currency translation, net sales increased by 8.1 percent, reflecting positive sales price and mix of approximately 6 percent, in addition to increased unit volumes.

Global Packaging operating profit for the third quarter was $29.9 million, or 9.1 percent of net sales, compared to $32.9 million, or 8.6 percent of net sales, for the same period in 2014. Excluding restructuring and acquisition-related costs, segment adjusted operating profit for the third quarter of 2015 would have been $31.8 million, or 9.7 percent of net sales. (See attached schedule: “Reconciliation of Non-GAAP Operating Profit.”) The net effect of currency translation decreased operating profit during the third quarter of 2015 by $8.8 million as compared to the prior third quarter, or approximately $0.06 of total Company earnings per share, primarily driven by currencies in Latin America.

Margin improvement in the Global Packaging segment reflects strong operating performance and the overall favorable impact of increased sales of sophisticated, value-added packaging.

CAPITAL STRUCTURE AND CASH FLOW

Total company net debt to adjusted EBITDA was 2.1 times at September 30, 2015. Net debt is defined as total debt less cash, and adjusted EBITDA is defined as the last twelve months total company adjusted operating income plus depreciation and amortization.

Cash flow from operations for the nine months ended September 30, 2015 was $412.0 million, compared to $191.5 million in the prior year. The third quarter contributed $193.5 million of operating cash flow, compared to $121.1 million for the prior third quarter. Strong cash flow was driven by continued disciplined management of working capital.

During the third quarter, Bemis repurchased 0.5 million shares, for a total of $20.9 million. At September 30, 2015, the remaining Board authorization for the repurchase of Bemis common stock was 4.4 million shares.

2015 OUTLOOK

Management narrowed the range of full year adjusted diluted earnings per share to $2.52 to $2.57, as a result of the continued weakness of currencies in Latin America.

Commenting on full year guidance, Austen stated, “Our narrowed EPS guidance reflects the impact of currency translation. For the full year, currency translation creates an estimated $0.11 earnings per share headwind as compared to our original guidance provided in January.  As we move forward, we will continue to focus on what we can control to improve margins, generate cash, and grow our business.”

Management expects full year cash from operations to be approximately $500 million.

Management continues to expect capital expenditures for 2015 to be in the range of $200 million to $215 million to support productivity and efficiency projects as well as growth projects driven by increased customer demand for value-added products.

Management expects an effective income tax rate for the full year 2015 of approximately 33.5 percent.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, adjusted return on invested capital, and adjusted diluted earnings per share. These non-GAAP financial measures adjust for factors that are unusual or unpredictable. These measures exclude the impact of certain amounts related to facility consolidation and plant closure activities, including employee-related costs, equipment relocation costs, accelerated depreciation, and the write-down of equipment. These measures also exclude gains or losses on sales of significant property and divestitures, certain litigation matters, and certain acquisition-related expenses, including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, and changes in fair value of deferred acquisition payments. This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP). It is provided solely to assist in an investor's understanding of the impact of these items on the comparability of the Company's ongoing business operations.

FORWARD-LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking,” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such content is subject to certain risks and uncertainties, including but not limited to general economic conditions, future changes in cost or availability of raw materials, the ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, potential loss of business or increased costs due to customer or vendor consolidation, the results of competitive bid processes, costs associated with the pursuit of business combinations or divestitures, plant closures, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in government regulations, and the availability and related cost of financing from banks and capital markets. Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors, which are detailed in the Company's regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2014.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its third quarter 2015 financial results this morning at 11 a.m., Eastern Time. Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.” Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. (“Bemis” or the “Company”) is a major supplier of flexible packaging used by leading food, consumer products, healthcare, and other companies worldwide. Founded in 1858, Bemis reported 2014 net sales from continuing operations of $4.3 billion. Bemis has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting. Headquartered in Neenah, Wisconsin, Bemis employs approximately 17,000 individuals worldwide. More information about Bemis is available at our website, www.bemis.com.

For additional information please contact:

Erin M. Winters
Director of Investor Relations
(920) 527-5288
Bemis Company Inc.
One Neenah Center
P.O. Box 669
Neenah, Wisconsin 54957-0669

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$1,018.3	$1,098.2	$3,088.7	$3,290.8
Cost of products sold	796.5	877.5	2,428.2	2,640.2
Gross profit	221.8	220.7	660.5	650.6

Operating expenses:
Selling, general and administrative expenses	101.8	104.6	312.1	315.6
Research and development	11.0	11.2	33.8	33.4
Restructuring and acquisition-related costs	4.6	—	9.9	—
Other operating income	(1.4)	(2.4)	(7.7)	(7.6)

Operating income	105.8	107.3	312.4	309.2

Interest expense	12.6	14.0	38.5	47.9
Other non-operating income	(0.8)	(1.2)	(4.8)	(15.6)

Income from continuing operations before income taxes	94.0	94.5	278.7	276.9

Provision for income taxes	31.5	33.0	93.6	95.0

Income from continuing operations	62.5	61.5	185.1	181.9

Loss from discontinued operations	—	(44.5)	(2.6)	(49.9)

Net income	$62.5	$17.0	$182.5	$132.0

Basic earnings per share:
Income from continuing operations	$0.65	$0.62	$1.91	$1.81
Loss from discontinued operations	—	(0.45)	(0.03)	(0.50)
Net income	$0.65	$0.17	$1.88	$1.31

Diluted earnings per share:
Income from continuing operations	$0.64	$0.61	$1.89	$1.79
Loss from discontinued operations	—	(0.44)	(0.03)	(0.49)
Net income	$0.64	$0.17	$1.86	$1.30

Cash dividends paid per share	$0.28	$0.27	$0.84	$0.81

Weighted average shares outstanding (including participating securities):
Basic	96.4	99.9	97.0	100.6
Diluted	97.7	100.9	98.2	101.5

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30, 2015	December 31, 2014 (1)
ASSETS

Cash and cash equivalents	$78.6	$47.1
Trade receivables	461.8	496.3
Inventories	538.2	575.8
Prepaid expenses and other current assets	141.6	168.6
Total current assets	1,220.2	1,287.8

Property and equipment, net	1,130.6	1,142.9

Goodwill	904.8	963.1
Other intangible assets, net	149.1	168.6
Deferred charges and other assets	43.2	48.4
Total other long-term assets	1,097.1	1,180.1

TOTAL ASSETS	$3,447.9	$3,610.8

LIABILITIES

Short-term borrowings	$6.4	$31.3
Accounts payable	348.7	268.2
Employee-related liabilities	90.6	90.8
Accrued income and other taxes	38.3	23.3
Other current liabilities	81.4	67.8
Total current liabilities	565.4	481.4

Long-term debt, less current portion	1,293.6	1,311.6
Deferred taxes	219.9	223.4
Other liabilities and deferred credits	125.7	161.4

TOTAL LIABILITIES	2,204.6	2,177.8

EQUITY

Common stock issued (128.1 and 128.0 shares, respectively)	12.8	12.8
Capital in excess of par value	571.0	559.7
Retained earnings	2,186.6	2,086.8
Accumulated other comprehensive loss	(488.2)	(291.7)
Common stock held in treasury (32.1 and 29.8 shares at cost, respectively)	(1,038.9)	(934.6)

TOTAL EQUITY	1,243.3	1,433.0

TOTAL LIABILITIES AND EQUITY	$3,447.9	$3,610.8

(1)
The December 31, 2014 balance sheet includes reclassification adjustments to maintain comparability with the September 30, 2015 balance sheet. These reclassifications include moving other receivables into "Prepaid expenses and other current assets" and adjustments required by new accounting standards. These changes had no impact to operating cash flow.

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities
Net income	$182.5	$132.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	118.1	139.0
Excess tax benefit from share-based payment arrangements	(0.3)	(0.6)
Share-based compensation	13.7	9.4
Deferred income taxes	(5.0)	(18.0)
Income of unconsolidated affiliated company	(1.5)	(1.0)
Non-cash impairment charge of discontinued operations	3.2	44.7
(Gain) loss on sale of property and equipment	(3.0)	0.1
Gain on divestitures	—	(9.3)
Changes in working capital, excluding effect of divestitures and currency	94.6	(101.9)
Changes in other assets and liabilities	9.7	(2.9)

Net cash provided by operating activities	412.0	191.5

Cash flows from investing activities
Additions to property and equipment	(147.9)	(112.7)
Proceeds from sale of property and equipment	9.4	7.9
Proceeds from divestitures	13.6	79.8

Net cash used in investing activities	(124.9)	(25.0)

Cash flows from financing activities
Proceeds from issuance of long-term debt	2.0	199.4
Repayment of long-term debt	—	(399.8)
Net (repayment) borrowing of commercial paper	(31.8)	202.8
Net (repayment) borrowing of short-term debt	(20.0)	7.4
Cash dividends paid to shareholders	(82.2)	(81.6)
Common stock purchased for the treasury	(104.3)	(84.1)
Deferred payments for business acquisitions	(4.3)	(6.6)
Excess tax benefit from share-based payment arrangements	0.3	0.6
Stock incentive programs and related tax withholdings	(2.7)	(1.5)

Net cash used in financing activities	(243.0)	(163.4)

Effect of exchange rates on cash and cash equivalents	(12.6)	(8.7)

Cash and cash equivalents classified as held for sale assets	—	(10.0)

Net increase (decrease) in cash and cash equivalents	31.5	(15.6)

Cash and cash equivalents balance at beginning of year	47.1	141.7

Cash and cash equivalents balance at end of period	$78.6	$126.1

BEMIS COMPANY, INC. AND SUBSIDIARIES
OPERATING PROFIT AND PRETAX PROFIT
(in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
U.S. Packaging operating profit	$100.0	$95.3	$298.3	$288.1

Global Packaging:
Operating profit before restructuring and acquisition-related costs	31.8	32.9	88.4	83.6
Restructuring and acquisition-related costs	(1.9)	—	(7.2)	—
Operating profit	29.9	32.9	81.2	83.6

General corporate expenses	(24.1)	(20.9)	(67.1)	(62.5)

Operating income	105.8	107.3	312.4	309.2

Interest expense	12.6	14.0	38.5	47.9

Other non-operating income	(0.8)	(1.2)	(4.8)	(15.6)

Income from continuing operations before income taxes	$94.0	$94.5	$278.7	$276.9

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP OPERATING PROFIT
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
U.S. Packaging
Net sales	$690.2	$716.7	$2,091.9	$2,180.7

Operating profit as reported	$100.0	$95.3	$298.3	$288.1

Operating profit return on sales
As reported	14.5%	13.3%	14.3%	13.2%

Global Packaging
Net sales	$328.1	$381.5	$996.8	$1,110.1

Operating profit as reported	$29.9	$32.9	$81.2	$83.6

Non-GAAP adjustments:
Restructuring costs (1)	1.4	—	6.7	—
Acquisition-related costs (2)	0.5	—	0.5	—

Operating profit as adjusted	$31.8	$32.9	$88.4	$83.6

Operating profit return on sales
As reported	9.1%	8.6%	8.1%	7.5%
As adjusted	9.7%	8.6%	8.9%	7.5%

(1)	Includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(2)	Acquisition-related costs are comprised of direct acquisition costs associated with the pending Emplal Participacoes S.A. acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS PER SHARE
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Continuing Operations
Diluted earnings per share, as reported	$0.64	$0.61	$1.89	$1.79

Non-GAAP adjustments per share, net of taxes:
Gain on divestiture (1)	—	—	—	(0.06)
Restructuring costs (2)	0.01	—	0.04	—
Acquisition-related costs (3)	0.02	—	0.02	—

Diluted earnings per share, as adjusted	$0.67	$0.61	$1.95	$1.73

(1)	Gain on divestiture relates to the sale of the Paper Packaging Division.

(2)	Includes costs related to the plant closure in Philadelphia, Pennsylvania (a healthcare packaging manufacturing facility).

(3)
Acquisition-related costs are comprised of direct acquisition costs associated with the pending Emplal Participacoes S. A. acquisition and charges related to contingent liabilities associated with a prior acquisition.

BEMIS COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP RETURN ON INVESTED CAPITAL
(in millions)
(unaudited)

	Quarter Ended				12 months ended September 30, 2015
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Income from Continuing Operations
Operating income (EBIT)	$105.8	$109.2	$97.4	$98.5	$410.9
Restructuring and acquisition-related costs	4.6	0.3	5.0	—	9.9
Adjusted EBIT (Continuing Operations)	110.4	109.5	102.4	98.5	420.8

(Loss) Income from Discontinued Operations	—	—	(2.6)	1.9	(0.7)
Income taxes	—	—	(1.1)	0.8	(0.3)
Other non-operating loss (income)	—	—	—	—	—
Discontinued Operations EBIT	—	—	(3.7)	2.7	(1.0)
Discontinued operations impairment and plant closure	—	—	3.7	—	3.7
Adjusted EBIT (Discontinued Operations)	—	—	—	2.7	2.7

Adjusted EBIT (Bemis Company Inc.) (a)	$110.4	$109.5	$102.4	$101.2	$423.5

Average Invested Capital[1] (b)					2,679.4
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					10.3%

	Quarter Ended				12 months ended September 30, 2014
	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Income from Continuing Operations
Operating income (EBIT)	$107.3	$106.6	$95.3	$94.2	$403.4
Restructuring and acquisition-related costs	—	—	—	(0.6)	(0.6)
Adjusted EBIT (Continuing Operations)	107.3	106.6	95.3	93.6	402.8

(Loss) Income from Discontinued Operations	(44.5)	5.1	(10.5)	5.9	(44.0)
Income taxes	9.6	4.0	(5.8)	2.5	10.3
Other non-operating income	0.1	0.1	—	—	0.2
Discontinued Operations EBIT	(34.8)	9.2	(16.3)	8.4	(33.5)
Discontinued operations plant closure	43.9	—	25.0	—	68.9
Adjusted EBIT (Discontinued Operations)	9.1	9.2	8.7	8.4	35.4

Adjusted EBIT (Bemis Company Inc.) (a)	$116.4	$115.8	$104.0	$102.0	$438.2

Average Invested Capital[1] (b)					2,978.5
Assumed tax rate[2] (c)					35.0%
Adjusted ROIC (a * (1 - c) / b)					9.6%

1 - Average invested capital includes all equity and debt amounts, less cash calculated on a five-quarter average.
2 - Tax rate assumed to be the U.S. federal statutory rate.